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                                                                    EXHIBIT 99.1

        Inktomi Acquires Impulse! Buy Network

         Adds New Building Block to Inktomi Shopping Engine

          Brings Real-World Merchandising To The Internet

      SAN MATEO, Calif., April 22, 1999 -- Inktomi Corp. (NASDAQ: INKT) today announced that it has signed a definitive agreement to acquire Impulse! Buy Network, the premier developer of online merchandising software, further strengthening Inktomi's position as the leading supplier of Internet infrastructure technologies worldwide. The acquisition adds an important new component to the Inktomi
      Shopping Engine, enabling portal sites to offer users a more compelling and intuitive shopping experience and giving merchants the ability to create targeted promotional programs to increase sales and build customer affinity across a broad base of Internet users.

      Inktomi will acquire 100 percent of the outstanding stock and assume all stock options of Impulse! Buy in exchange for 900,000 shares of Inktomi common stock. Inktomi will account for the transaction as a pooling of interests and expects to close the acquisition by June 30, 1999, subject to approval by the shareholders of Impulse! Buy and other customary closing conditions.

      "Getting shoppers to push the "Buy" button will require a range of robust product promotional and merchandising tools," said David Peterschmidt, president and chief executive officer of Inktomi Corp. "With the acquisition of Impulse! Buy, Inktomi will enable merchants to customize, cross-market and up-sell their products, bringing the best of real-world merchandising to the Internet."

      "Inktomi and Impulse! Buy share the same vision of building the best-of-breed online shopping and merchandising engine in the business," said Mark Goldstein, president and chief executive officer of Impulse! Buy Network. "We are excited to be joining forces with Inktomi to further enhance our software innovation and distribution reach worldwide by leveraging Inktomi's scalable technology, top-tier talent and proven OEM business model."

      The acquisition underscores Inktomi's commitment to be the leading provider of Internet infrastructure software to companies worldwide. Over the last six months, Inktomi has signed on more than 20 portal and destination sites for its Shopping Engine, including Infoseek's Go Network, CNET and NBC's Snap, and CNNfn, and has signed over
      350 merchants. More than two million products, ranging from computer hardware to books to flowers, are offered today in the Inktomi Shopping Engine. The combination of Impulse! Buy with the Inktomi Shopping Engine offers merchants the ability to create incentive programs such as discount specials, point-of-purchase displays and sweepstakes, that can be distributed to Inktomi's portal customers, providing Internet users with greater variety and choice in purchasing products. Inktomi plans to fully integrate the Impulse! Buy software into its Shopping Engine by the summer.
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      The Impulse ! Buy software is used by more than 80
      merchants including Lands End, K-Tel and WalMart and is currently present on many leading sites including America
      Online, AT&T WorldNet, Infoseek's Go Network and MSN.
      Impulse! Buy Network will operate under the Inktomi name with employees of the company joining Inktomi.

      About Impulse! Buy Network

      Impulse! Buy, based in Burlingame, Calif., was created to combine the rapid growth of online shopping and e-commerce with the popularity of impulse buying among consumers who seek quality merchandise. Its network consists of more than 80 participating merchants and numerous web sites. Founded in 1997, the company is backed by Yahoo!, SOFTBANK Technology Ventures and private investors. For more information visit, www.impulsebuy.com.

      About Inktomi

      Based in San Mateo, Calif., Inktomi (pronounced INK-tuh-me), develops and markets scalable software designed for the world's largest Internet infrastructure and media companies. Inktomi's products include the world's largest search engines, online comparison shopping solutions, and carrier-class network cache software. Inktomi works with leading companies including America Online, @Home Network, CNET, CNN, GeoCities, Intel, RealNetworks, Sun Microsystems, and Yahoo!. The company has offices in North America, Europe, and Asia. For more information, visit www.inktomi.com.

      This press release contains forward-looking statements that involve risks and uncertainities. Actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. The potential risks and uncertainties include, among others, Inktomi's limited operating history, history of losses and expectation of future losses, risks associated with the Inktomi Shopping Engine, uncertainty of market acceptance, need to attract and retain portal customers and merchants, risks associated with acquisitions and substantial competition. For factors that could affect the business and financial results see "Factors Affecting Operating Results" contained in Inktomi's Report on Form 10-Q for the quarter ended December 31, 1998 filed with the Securities and Exchange Commission on February 12, 1999.

                                     # # #

      Copyright (C) 1999 INKTOMI CORPORATION. All Rights Reserved. Inktomi, Scaling the Internet and the tri-colored cube logo are all trademarks of Inktomi Corporation. All other company and product names referenced herein are the trademarks or registered trademarks of their respective holders.